UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2022
COMSTOCK INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
117 American Flat Road, Virginia City, Nevada 89440

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2022, Comstock Inc. (the “Company”) has entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an investor (the “Investor”), relating to the issuance of an 8.0% Convertible Promissory Note due March 16, 2024 (the “Convertible Note”).

The Convertible Note was issued with an original aggregate principal amount of $3,150,000 (the “Face Value”). The Convertible Note was issued with 5% original issue discount, meaning that the purchase price paid by the Investor for the Convertible Note was $3,000,000 pursuant to the Securities Purchase Agreement. The Convertible Note accrues interest at a per annum interest rate of 8%. The Convertible Note has a maturity date that is 15-months following closing for the Convertible Note, which was December 16, 2022. Up to $2,000,000 of the Convertible Note is redeemable for cash 30-days following closing at 110% of the Face Value, plus accrued interest.

The Convertible Note is initially convertible into common stock of the Company at a price per share of $0.50. Starting 30 days after the closing for the Convertible Note, the conversion price is equal to 90% of the average of the five (5) lowest daily volume weighted average prices of the stock during the “Measurement Period,” or 80% in the event of a default and certain other circumstances. The “Measurement Period” means the period starting on the trading day immediately after the day that the Investor receives common shares upon conversion of the Convertible Note and ending on the trading day immediately following the date upon which the aggregate dollar volume of the Company’s common stock traded on the trading market equals five (5) times the amount converted by the Investor on the relevant conversion, subject to a five (5) trading day minimum. Initially, the Company will be required to deliver 125% of the amount of common shares that would be deliverable to the Investor based on a conversion price of 80% of the closing price of the Company’s common stock on the date preceding a conversion notice. After the completion of the Measurement Period and calculation of the conversion price for each conversion, the Company and the Investor will “true up” the number of shares that either the Company is required to issue or the Investor is required to forfeit in order to reconcile the actual number of shares required to be delivered based on the calculated conversion price.

If the Convertible Note has not been fully redeemed or converted by the maturity date the Face Value of any remaining Convertible Note will increase by 15%. Upon any event of default, the interest rate increases to 15% and the Face Value increases to 115% of all amounts (principal, plus original issue discount, plus accrued interest, plus late fees or other charges).

The Convertible Note also provides adjustments that will result in additional shares issued to the Investor upon the occurrence of certain corporate actions, for example, dividends, reverse stock splits, stock splits, rights offerings, subsequent equity financing transactions, tender offers, etc. The Convertible Note also provides that the Investor is entitled to receive consideration that common shareholders receive in the event of certain “Fundamental Transactions,” as defined.

The Securities Purchase Agreement included customary representations and covenants for the sale and purchase of securities. In addition, the Securities Purchase Agreement has a covenant of the Investor not to take short positions in the Company’s stock while the Convertible Note is outstanding.

The foregoing descriptions of the Securities Purchase Agreement and the Convertible Note are qualified in their entirety by the Securities Purchase Agreement and the Convertible Note, which are incorporated herein by reference and is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively. A copy of the press release announcing the transactions described herein and other transactions of the Company is attached as Exhibit 99.1 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed in Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

The information required to be disclosed in Item 1.01 is incorporated herein by reference to this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement
10.2	Convertible Note
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK INC.

Date: December 19, 2022	By:	/s/ Corrado DeGasperis
Name: Corrado DeGasperis Title: Executive Chairman and Chief Executive Officer